Exhibit 99.1

Enterprise Products Partners L.P.
P. O. Box 4324
Houston, TX 77210
(713) 880-6500

Enterprise Reports Record Results

Houston, Texas (Wednesday, October 26, 2005) – Enterprise Products Partners L.P. “Enterprise”, (NYSE: “EPD”) today announced its financial results for the three months ended September 30, 2005. The partnership reported record net income for the third quarter of 2005 of $131.2 million, or $0.29 per unit on a fully diluted basis, compared to $57.2 million, or $0.20 per unit on a fully diluted basis, for the third quarter of 2004. The financial results for the third quarter of 2005 include the operating results of GulfTerra Energy Partners, L.P. (“GulfTerra”), which was merged into Enterprise on September 30, 2004, while the financial results for the 2004 periods do not include those of GulfTerra other than the 50% ownership interest in the general partner of GulfTerra that Enterprise owned prior to the merger.

Distributable cash flow for the third quarter of 2005 was $222.5 million compared to $82.3 million for the third quarter of 2004. On October 20, 2005, Enterprise’s board of directors approved an increase in the partnership’s quarterly cash distribution rate from $0.42 per unit to $0.43 per unit with respect to the third quarter of 2005, which is an 8.9% increase over the $0.395 rate that was paid with respect to the third quarter of 2004. Distributable cash flow for the third quarter of 2005 provided 1.2 times coverage of the cash distribution to limited partners. Distributable cash flow is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, cash provided by operating activities.

“Enterprise’s record results in the third quarter of 2005 highlight the partnership’s geographic and business diversity,” said Robert G. Phillips, President and Chief Executive Officer of Enterprise. “The incremental gross operating margin we earned in our businesses from strong demand for both NGLs and octane additives in the production of motor gasoline and increased demand for natural gas essentially offset the impacts of Hurricanes Katrina and Rita.”

“Despite the effects of the hurricanes, which reduced oil and gas production in the Gulf of Mexico and certain areas onshore and also curtailed operations for many consumers of energy, our overall system volumes for the quarter remained at high levels and were in excess of 90% of system volumes from the previous quarter of 2005. For the third quarter, we transported approximately 7.7 billion cubic feet of natural gas and 1.6 million barrels per day of NGLs, crude oil and petroleum liquids and fractionated approximately 421,000 barrels per day of NGLs, butane and propylene, net to our ownership interest,” stated Phillips.

We estimate that the impact of the hurricanes to gross operating margin in the third quarter of 2005 was approximately $27 million as a result of the decrease in volumes handled by our facilities, accruals for the estimated costs to repair our facilities up to the amount of the deductibles under the partnership’s property insurance program and the increase in insurance premiums. The third quarter impact of such volume interruptions is estimated to be within our insurance deductible levels. During the third quarter, this decrease was largely offset by an increase in gross operating margin in our butane isomerization and octane enhancement businesses due to increased demand for motor gasoline and replacement demand for natural gas.

We currently estimate that the impact to gross operating margin in the fourth quarter will be a decrease of approximately $34 million without consideration of any future recoveries from business interruption insurance, which will be reflected in income when received. We expect that the decrease in gross operating margin in the fourth quarter due to hurricane effects should also be offset by incremental gross operating margin due to the continuing high level of demand for butane isomerization services and motor gasoline additives.

Revenue for the third quarter of 2005 increased by 60%, to a record $3.2 billion compared to $2.0 billion for the third quarter of 2004. Operating income for the third quarter of 2005 increased by 109% to a record $194.4 million compared to $92.9 million for the third quarter of 2004. Gross operating margin increased by 126% to a record $311.8 million for the third quarter of 2005 from $137.7 million for the same quarter in 2004. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) increased by 144% to a record $299.5 million for the third quarter of 2005 from $123.0 million for the third quarter of 2004. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled, later in this press release, to their most directly comparable GAAP financial measure.

Review of Segment Performance

NGL Pipelines & Services – Gross operating margin for this segment increased by 84%, or $70.2 million, in the third quarter of 2005 to $153.8 million from $83.6 million in the same quarter in 2004.

This increase was primarily due to Enterprise’s natural gas processing and related businesses, which generated $98.9 million of gross operating margin in the third quarter of 2005 compared to $16.2 million in the third quarter of 2004. Approximately $45.3 million of this $82.7 million increase was attributable to the contributions from assets acquired since the second quarter of 2004 including those associated with the GulfTerra merger. Gross operating margin from the partnership’s NGL marketing business increased by approximately $41.1 million as a result of increased demand for NGLs as feedstocks in the production of motor gasoline, an increase in NGL import activity and improved sales margins.

This increase was partially offset by a $13.4 million decrease in gross operating margin from the NGL pipelines and storage business, which earned $42.0 million during the third quarter of 2005 versus $55.3 million in the third quarter of 2004. Total volumes for the NGL pipeline business averaged 1,468,000 barrels per day (“BPD”) for the third quarter of 2005 compared to 1,450,000 BPD in the third quarter of last year. A decrease in volumes on the Mid-America and Seminole pipelines, which have higher per barrel unit margins, was more than offset by an increase in volumes attributable to our NGL import facilities and related pipeline, which have relatively lower per barrel unit margins.

Gross operating margin from the partnership’s NGL fractionation business increased by $0.8 million to $12.8 million in the third quarter of this year compared to $12.0 million for the same quarter last year. NGL fractionation volumes for the third quarter of this year averaged 270,000 BPD versus 239,000 BPD in the third quarter of 2004.

Repairs to one of the natural gas processing plants at our Toca facility, which was damaged during Hurricane Katrina, have been completed. This plant was returned to service on October 23, 2005 and is currently processing approximately 280 million cubic feet per day. Repairs to Toca’s second natural gas processing plant are expected to be completed by mid-November.

Onshore Natural Gas Pipelines & Services – Gross operating margin earned by the Onshore Natural Gas Pipelines & Services segment in the third quarter of 2005 was $93.5 million compared to $7.2 million in the third quarter of 2004. Approximately $82.2 million of this increase was due to assets added with the GulfTerra merger. During the third quarter of 2005, the partnership’s onshore natural gas pipelines transported approximately 6.0 trillion British thermal units per day (TBtu/d) for the quarter compared to 0.7 TBtu/d in the third quarter of 2004.

Offshore Pipelines & Services – Gross operating margin for this segment for the third quarter of 2005 was $16.9 million compared to $0.7 million in the third quarter of 2004. The majority of the increase in gross operating margin was attributable to the contribution from GulfTerra assets.

Offshore natural gas pipelines recorded gross operating margin of $4.9 million on average throughput of 1.6 TBtu/d in the third quarter of 2005 versus $0.7 million and 0.4 TBtu/d, respectively, for the same quarter in 2004. Gross operating margin for the partnership’s offshore platform services and production business was $10.8 million for the third quarter of 2005. Enterprise’s offshore oil pipelines recorded gross operating margin of $1.2 million in the third quarter of 2005 on net transportation volumes of 124,000 BPD.

Petrochemical Services – Gross operating margin for the Petrochemical Services segment during the third quarter of 2005 was $47.6 million compared to $35.5 million in the same quarter of 2004.

Approximately $5.0 million of this increase was attributable to the partnership’s butane isomerization business, which reported gross operating margin of $20.8 million for the third quarter of 2005 compared to $15.8 million for the third quarter of 2004. Isomerization volumes increased by 17% to 96,000 BPD from 82,000 BPD in the same quarter last year. Isomerization volumes increased due to the demand for isobutane as a feedstock for the production of motor gasoline additives.

Enterprise’s octane enhancement business generated gross operating margin of $14.2 million in the third quarter of this year versus $7.2 million in the third quarter of 2004. Volumes for the third quarter of 2005 were 8,000 BPD compared to 12,000 BPD for the third quarter of 2004. Increased demand for motor gasoline additives resulted in improved margins on a per barrel basis.

Gross operating margin from the partnership’s propylene fractionation business was $12.6 million for the third quarter of 2005 compared to $12.5 million for the same quarter last year. Propylene fractionation volumes for the third quarter of 2005 were 55,000 BPD versus 58,000 BPD for the third quarter of 2004.

Other – The third quarter of 2004 includes gross operating margin of $10.8 million associated with Enterprise’s 50% ownership interest in the general partner of GulfTerra prior to the completion of the merger. Upon completion of the merger on September 30, 2004, the general partner of GulfTerra became a wholly-owned subsidiary of Enterprise.

Capitalization – Total debt outstanding at September 30, 2005 was approximately $4.8 billion, which represented 45.6% of the partnership’s total capitalization. Enterprise would have had total liquidity at September 30, 2005 of approximately $780 million, including $33 million of unrestricted cash, taking into consideration the amendment of its credit facility that was completed in October 2005.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.

We define total segment gross operating margin as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.

We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in the press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.

Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.

Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.

Company Information and Use of Forward Looking Statements

Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value over $14 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through 32,500 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the deepwater trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

Today, Enterprise will host a conference call to discuss third quarter earnings. The call will be broadcast live over the Internet at 8:30 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com.

This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
•	the effects of the combined company’s debt level on its future financial and operating flexibility;
•	a reduction in demand for its products by the petrochemical, refining or heating industries;
•	a decline in the volumes of NGLs delivered by its facilities;
•	the failure of its credit risk management efforts to adequately protect it against customer non-payment;
•	terrorist attacks aimed at its facilities; and,
•	the failure to successfully integrate our operations with any companies that we may acquire in the future, if any.

Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com

###

Enterprise Products Partners L.P.				Exhibit A
Condensed Statements of Consolidated Operations - UNAUDITED
For the Three and Nine Months Ended September 30, 2005 and 2004
($ in 000s, except per unit amounts)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Revenue	$ 3,249,291	$ 2,040,271	$ 8,476,581	$ 5,458,507
Costs and Expenses:
Operating costs and expenses	3,045,345	1,951,567	7,959,122	5,226,392
General and administrative	13,252	10,076	46,655	26,629
Total Costs and Expenses	3,058,597	1,961,643	8,005,777	5,253,021
Equity in income of unconsolidated affiliates	3,703	14,289	14,563	42,224
Operating Income	194,397	92,917	485,367	247,710
Other Income (Expense):
Interest expense	(60,538)	(32,471)	(170,697)	(96,956)
Other, net	1,394	596	3,558	925
Total Other Income (Expense)	(59,144)	(31,875)	(167,139)	(96,031)
Income before provision for taxes, cumulative effect
of changes in accounting principles and minority interest	135,253	61,042	318,228	151,679
Provision for taxes	(3,223)	(662)	(3,958)	(2,706)
Income before minority interest and changes
in accounting principles	132,030	60,380	314,270	148,973
Minority interest	(861)	(3,149)	(3,186)	(6,847)
Income before changes in accounting principles	131,169	57,231	311,084	142,126
Cumulative effect of changes in accounting principles				10,781
Net Income	$ 131,169	$ 57,231	$ 311,084	$ 152,907

Allocation of Net Income to:
Limited partners	$ 112,126	$ 49,370	$ 259,889	$ 130,803
General partner	$ 19,043	$ 7,861	$ 51,195	$ 22,104
Per Unit data (Fully Diluted):
Net income per unit	$ 0.29	$ 0.20	$ 0.69	$ 0.57
Average LP Units Outstanding (000s)	385,533	249,750	381,550	233,193
Other Financial data:
Net cash provided by (used in) operating activities	$ 226,796	$ (81,128)	$ 344,633	$ 36,016
Net cash used in investing activities	$ 311,415	$ 653,750	$ 881,864	$ 737,734
Net cash provided by financing activities	$ 84,262	$ 842,055	$ 545,363	$ 817,854
Distributable cash flow	$ 222,477	$ 82,283	$ 694,404	$ 343,949
EBITDA	$ 299,492	$ 122,950	$ 794,804	$ 347,545
Depreciation and amortization	$ 104,816	$ 33,611	$ 308,949	$ 97,844
Distributions received from unconsolidated affiliates	$ 8,480	$ 18,723	$ 47,388	$ 54,580
Sustaining capital expenditures	$ 25,935	$ 6,112	$ 62,778	$ 16,001
Total capital expenditures	$ 192,144	$ 11,171	$ 627,913	$ 39,435
Investments in unconsolidated affiliates	$ 183	$ 608	$ 80,833	$ 1,076
Total debt principal outstanding at end of period	$ 4,826,673	$ 5,582,898	$ 4,826,673	$ 5,582,898

Enterprise Products Partners L.P.				Exhibit B
Condensed Operating Data - UNAUDITED
For the Three and Nine Months Ended September 30, 2005 and 2004
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004

Gross Operating Margin by Segment ($000s):
Offshore Pipelines & Services	$ 16,922	$ 721	$ 62,180	$ 2,577
Onshore Natural Gas Pipelines & Services	93,513	7,186	257,774	18,928
NGL Pipelines & Services	153,760	83,560	427,392	231,730
Petrochemical Services	47,621	35,522	85,559	90,731
Other, non-segment results		10,759		32,025
Total non-GAAP gross operating margin	$ 311,816	$ 137,748	$ 832,905	$ 375,991
Adjustments to reconcile non-GAAP gross operating
margin to GAAP operating income:
Depreciation and amortization in operating
costs and expenses	(103,028)	(32,439)	(304,041)	(94,674)
Operating lease expense paid by EPCO in operating
costs and expenses	(528)	(2,273)	(1,584)	(6,820)
Gain (loss) on sale of assets in operating costs and expenses	(611)	(43)	4,742	(158)
General and administrative expenses	(13,252)	(10,076)	(46,655)	(26,629)
Operating income per GAAP	$ 194,397	$ 92,917	$ 485,367	$ 247,710

Selected Volumetric Operating Data: (1)
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtu/d)	1,623	393	1,876	423
Crude oil transportation volumes (MBPD)	124		134
Platform gas treating (Mdth/d)	221		285
Platform oil treating (MBPD)	8		8
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtu/d)	6,035	685	5,933	650
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,468	1,450	1,463	1,358
NGL fractionation volumes (MBPD)	270	239	311	235
Equity NGL production (MBPD)	82	84	94	84
Fee-based natural gas processing (MMcf/d)	1,471	1,822	1,828	1,544
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	96	82	82	73
Propylene fractionation volumes (MBPD)	55	58	55	58
Octane additive production volumes (MBPD)	8	12	5	9
Petrochemical transportation volumes (MBPD)	50	77	65	72
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,642	1,527	1,662	1,430
Natural gas transportation volumes (BBtu/d)	7,658	1,079	7,809	1,074
Equivalent transportation volumes (MBPD) (2)	3,657	1,811	3,717	1,713

(1)	Throughput rates reflect the periods that we owned the underlying businesses.
(2)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.				Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three and Nine Months Ended September 30, 2005 and 2004
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004

Reconciliation of Non-GAAP "Distributable Cash Flow" to GAAP "Net
Income" and GAAP "Cash provided by (used in) operating activities"
Net income	$ 131,169	$ 57,231	$ 311,084	$ 152,907
Adjustments to derive Distributable Cash Flow:
(add or subtract as indicated by sign of number):
Amortization in interest expense	254	1,025	(116)	2,868
Depreciation and amortization in costs and expenses	104,562	32,586	309,065	94,976
Operating lease expense paid by EPCO	528	2,273	1,584	6,820
Deferred income tax expense	1,952	3,381	5,827	6,293
Monetization of forward-starting interest rate swaps		(85,126)		19,405
Amortization of net gain from forward-starting interest rate swaps	(905)		(2,687)
Cumulative effect of change in accounting principle,
excluding minority interest portion				(8,443)
Equity in income of unconsolidated affiliates	(3,703)	(14,289)	(14,563)	(42,224)
Distributions received from unconsolidated affiliates	8,480	18,723	47,388	54,580
Provision for impairment of long-lived asset		4,016		4,016
Loss (gain) on sale of assets	611	43	(4,742)	158
Proceeds from sale of assets	953	51	43,220	110
Sustaining capital expenditures	(25,935)	(6,112)	(62,778)	(16,001)
Changes in fair market value of financial instruments	11	79	122	82
Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt			47,500
GulfTerra distributable cash flow for third quarter of 2004		68,402		68,402
El Paso transition support payments	4,500		13,500
Distributable Cash Flow	222,477	82,283	694,404	343,949
Adjustments to Distributable Cash Flow to derive Cash Provided by Operating
Activities (add or subtract as indicated by sign of number):
Minority interest portion of cumulative effect of change in
accounting principle				(2,338)
Monetization of forward-starting interest rate swaps		85,126		(19,405)
Amortization of net gain from forward-starting interest rate swaps	905		2,687
Proceeds from sale of assets	(953)	(51)	(43,220)	(110)
Sustaining capital expenditures	25,935	6,112	62,778	16,001
	Return of investment from Cameron Highway Oil Pipeline System
related to refinancing of its project debt			(47,500)
GulfTerra distributable cash flow for third quarter of 2004		(68,402)		(68,402)
El Paso transition support payments	(4,500)		(13,500)
Minority interest in total	861	3,149	3,186	6,847
Net effect of changes in operating accounts	(17,929)	(189,345)	(314,202)	(240,526)
Cash provided by (used in) operating activities	$ 226,796	$ (81,128)	$ 344,633	$ 36,016

Enterprise Products Partners L.P.				Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
For the Three and Nine Months Ended September 30, 2005 and 2004
($ in 000s)
	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Reconciliation of Non-GAAP "EBITDA" to GAAP "Net Income" and
GAAP "Cash provided by (used in) operating activities"
Net income	$ 131,169	$ 57,231	$ 311,084	$ 152,907
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	60,538	32,471	170,697	96,956
Provision for taxes	3,223	662	3,958	2,706
Depreciation and amortization in costs and expenses	104,562	32,586	309,065	94,976
EBITDA	299,492	122,950	794,804	347,545
Adjustments to EBITDA to derive cash provided by operating activities
(add or subtract as indicated by sign of number):
Interest expense	(60,538)	(32,471)	(170,697)	(96,956)
Provision for income taxes	(3,223)	(662)	(3,958)	(2,706)
Cumulative effect of changes in accounting principles				(10,781)
Equity in income of unconsolidated affiliates	(3,703)	(14,289)	(14,563)	(42,224)
Amortization in interest expense	254	1,025	(116)	2,868
Deferred income tax expense	1,952	3,381	5,827	6,293
Distributions received from unconsolidated affiliates	8,480	18,723	47,388	54,580
Provision for impairment of long-lived asset		4,016		4,016
Operating lease expense paid by EPCO	528	2,273	1,584	6,820
Minority interest	861	3,149	3,186	6,847
Loss (gain) on sale of assets	611	43	(4,742)	158
Changes in fair market value of financial instruments	11	79	122	82
Net effect of changes in operating accounts	(17,929)	(189,345)	(314,202)	(240,526)
Cash provided by (used in) operating activities	$ 226,796	$ (81,128)	$ 344,633	$ 36,016